Exhibit 99.1

December 12, 2017

Re: ICON Leasing Fund Eleven Liquidating Trust (the "Trust")

Dear Registered Representative:

As you are aware from previous correspondence, the Trust's only remaining asset was an investment in ICON Mauritius MI II, LLC, which owned a portion of a subordinated credit facility to Jurong Aromatics Corporation Pte. Ltd. ("JAC"). The subordinated credit facility was secured by a second priority security interest in all of JAC's assets, which included, among other things, all equipment, plant and machinery associated with a condensate splitter and aromatics complex. After an extensive effort to recover some of the Trust's remaining investment in JAC, on September 12, 2017, the Trust received a formal notice from the Receiver for JAC notifying it that on August 28, 2017, the Receiver concluded a sale of substantially all of the assets of JAC (including the manufacturing facility) to a third party and confirmed that no sales proceeds are anticipated to be distributed to the subordinated lenders, including the Trust. As a result, the sale did not result in any net proceeds to the Trust.

Subsequent to the satisfaction of certain expenses and obligations of the Trust, there will be no remaining cash proceeds for distribution to its beneficial owners. The Trust will be dissolved and terminated on December 26, 2017 and its reporting obligations with the U.S. Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) will cease on such date.

In February 2018, your clients will receive a final "Grantor Trust Statement" that will include information for the Trust's activities during 2017, which should be reported on their tax return.

Your clients will also receive similar notification from us advising them of the information set forth above. Should you have any questions, please contact our National Sales Desk at 1-800-435-5697 or the Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital, LLC
Managing Trustee

ICON Capital, LLC, 100 Grossman Drive, Suite 301 Braintree, MA 02184 (800) 343-3736

December 18, 2017

Re: ICON Leasing Fund Eleven Liquidating Trust (the "Trust")

Dear Investor:

As you are aware from previous correspondence, the Trust's only remaining asset was an investment in ICON Mauritius MI II, LLC, which owned a portion of a subordinated credit facility to Jurong Aromatics Corporation Pte. Ltd. ("JAC"). The subordinated credit facility was secured by a second priority security interest in all of JAC's assets, which included, among other things, all equipment, plant and machinery associated with a condensate splitter and aromatics complex. After an extensive effort to recover some of the Trust's remaining investment in JAC, on September 12, 2017, the Trust received a formal notice from the Receiver for JAC notifying it that on August 28, 2017, the Receiver concluded a sale of substantially all of the assets of JAC (including the manufacturing facility) to a third party and confirmed that no sales proceeds are anticipated to be distributed to the subordinated lenders, including the Trust. As a result, the sale did not result in any net proceeds to the Trust.

Subsequent to the satisfaction of certain expenses and obligations of the Trust, there will be no remaining cash proceeds for distribution to its beneficial owners. The Trust will be dissolved and terminated on December 26, 2017 and its reporting obligations with the U.S. Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) will cease on such date.

In February 2018, you will receive a final "Grantor Trust Statement" that will include information for the Trust's activities during 2017, which should be reported on your tax return.

Should you have any questions, please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

ICON Capital, LLC
Managing Trustee

ICON Capital, LLC, 100 Grossman Drive, Suite 301 Braintree, MA 02184 (800) 343-3736